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                         ALPHARMA INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (In thousands, except for ratio data)

                                                                                                         Six months    Six months
                                                                                                           ended         ended
                                                                                                          June 30,      June 30,
                                           ---------------------------------------------------------     ----------    ----------
                                             1994        1995        1996         1997        1998          1998          1999
                                           --------    --------    --------     --------    --------      --------      --------
Income before provision
   for income taxes                        $  1,736    $ 30,228    $(16,226)    $ 27,750    $ 38,983      $ 13,949      $ 23,987
Add:
  Portion of rents representative of
     the interest factor                      1,838       1,858       2,193        1,942       2,222         1,056         1,104
   Interest on indebtedness                  15,355      21,993      19,976       18,581      25,613        10,979        16,323
   Amortization of debt expense                 246         302         302          309       1,313           339           657
   Amortization of interest capitalized         313         386         397          380         408           204           230
                                           --------    --------    --------     --------    --------      --------      --------
              INCOME AS ADJUSTED           $ 19,488    $ 54,767    $  6,642     $ 48,962    $ 68,539      $ 26,527      $ 42,301
                                           ========    ========    ========     ========    ========      ========      ========

FIXED CHARGES
  Interest on indebtedness (a)             $ 15,355    $ 21,993    $ 19,976     $ 18,581    $ 25,613      $ 10,979      $ 16,323
  Interest capitalized (b)                      722         318         572          407         744           351           250
  Amortization of debt expense (c )             246         302         302          309       1,313           339           657
  Rent expense                                5,513       5,574       6,578        5,825       6,665         3,169         3,312
  Portion of rents representative of
      the interest factor (d)                 1,838       1,858       2,193        1,942       2,222         1,056         1,104
                                           --------    --------    --------     --------    --------      --------      --------
              Fixed charges (a+b+c+d)      $ 18,161    $ 24,471    $ 23,043     $ 21,239    $ 29,892      $ 12,725      $ 18,334
                                           ========    ========    ========     ========    ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES             1.07        2.24        --           2.31        2.29          2.08          2.31
                                           ========    ========    ========     ========    ========      ========      ========
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